CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 26 to the Registration Statement on Form N-4 (“Registration Statement”) (File No. 333-57579) of the State Farm Life and Accident Assurance Company Variable Annuity Separate Account of our reports dated February 23, 2018 relating to the financial statements of the State Farm Life and Accident Assurance Company Variable Annuity Separate Account and the statutory financial statements of the State Farm Life and Accident Assurance Company, which appears in this Registration Statement. We also consent to the references to us under the headings “Condensed Financial Information”, “Experts” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

September 17, 2018